Exhibit 10.2

CERTIFICATE OF DESIGNATIONS, RIGHTS, AND PREFERENCES OF THE SERIES B PREFERRED STOCK

TENON MEDICAL, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS, AND PREFERENCES OF

SERIES B PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law

Tenon Medical, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 20,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by the provisions of the Certificate of Incorporation to fix the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences, of any series of Preferred Stock and the number of shares constituting any such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to this authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby adopts this Certificate of Designations, Rights, and Preferences (the “Certificate of Designation”) for the purpose of creating a series of Preferred Stock of the Corporation designated as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions of the Series B Preferred Stock as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series B Preferred Stock” and the number of shares constituting such series shall be 1,500,000 shares. Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock. Such number of shares of Series B Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and by the filing of a certificate pursuant to the provisions of the Delaware General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized.

2. No Maturity, Sinking Fund, Mandatory Redemption. Except as otherwise provided herein, the Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund for the payment of the redemption price or mandatory redemption, and will remain outstanding indefinitely unless the Series B Preferred Stock is redeemed or otherwise repurchased in accordance with this Certificate of Designations. The Corporation is not required to set aside funds to redeem the Series B Preferred Stock.

3. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Series B Preferred Stock will rank: (i) pari passu with the Corporation’s Series A Preferred Stock; (ii) senior to all other classes or series of capital stock of the Corporation now existing or hereafter authorized, classified or reclassified (other than the Corporation’s Series A Preferred Stock), and (ii) junior to all Indebtedness of the Corporation now existing or hereafter authorized (including Indebtedness convertible into Common Stock).

4. Dividends. No dividends shall be payable on the Series B Preferred Stock.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation (other than the Corporation’s Series A Preferred Stock, which shall receive any distributions or payments pursuant to this Section 5 on a pari passu basis with the Series B preferred Stock), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, a per share liquidation preference equal to the greater of (x) the aggregate of the Stated Values of the Series B Preferred Stock and (y) the amount that would be paid to the holders of the Series B Preferred Stock (including any accrued and unpaid dividends thereon) if, prior to such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Series B Preferred Stock had been converted into shares of Common Stock pursuant to Section 9 and the Common Stock that has accrued thereon had been issued. In the event that, upon such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, then the holders of the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given within ten (10) days of the date the Board of Directors approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier,, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(b) If, at any time while the Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another entity, (ii) the Corporation, directly or indirectly, effects any sale, assignment, transfer, conveyance, or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer, or exchange offer (whether by the Corporation or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender, or exchange their shares for other securities, cash, or property and has been accepted by the holders of more than 50% of the outstanding Common Stock or more than 50% of the voting power of the common equity of the Corporation, or (iv) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger, or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the voting power of the Common Stock of the Corporation (each a “Deemed Liquidation”); provided, however, that the issuance of Common Stock in a financing transaction engaged in by the Corporation shall not be a Deemed Liquidation unless it results in more than 50% of the voting power of Common Stock being issued to one stockholder or a number of stockholders who report on a Schedule 13G or Schedule 13D pursuant to Section 13(d) of the Exchange Act that they are acting as a single group in holding the Common Stock, then the Corporation shall provide at least 10 days’ notice to the holders of the Series B Preferred Stock prior to the consummation of the Deemed Liquidation, which shall be deemed given by the Corporation upon the disclosure of the potential Deemed Liquidation in any of the Corporation’s public filings with the SEC. If a Deemed Liquidation occurs, any holder of Series B Preferred Stock will have the option (the “Deemed Liquidation Option”) to receive the liquidation preference it would have been entitled to receive under Section 5(a) if a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation had occurred (the “Deemed Liquidation Preference Amount”); provided, however, if the amount payable in a Deemed Liquidation is less than the product of (x) 110% of the amount set forth in clause (x) of the definition of “Stated Value” multiplied by (y) the number of outstanding shares of Series B Preferred Stock, then for purposes of calculating the Deemed Liquidation Preference Amount only, Stated Value will be calculated from issuance at the increased rate per annum of 10%. A holder of the Series B Preferred Stock may elect to exercise its Deemed Liquidation Option by providing the Corporation with written notice of such election within five (5) business days from the consummation of the Deemed Liquidation pursuant to Section 5(d). All payments in respect of a Deemed Liquidation will be paid in shares of Common Stock based on the Conversion Price.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Delaware General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock shall not be added to the Corporation’s total liabilities

(d) Holders of the Series B Preferred Stock shall send notices pursuant to Section 5(b) to the Chief Financial Officer of the Company at 104 Cooper Ct, Los Gatos, CA 95032.

6. Conversion at the Option of the Corporation. On any date that ten (10) of the last fifteen (15) daily VWAPs of the Common Stock is 250% higher than the Conversion Price on such date, then the Corporation has the right, but not the obligation, to require and cause 50% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock using the then current Conversion Price without the approval of any holder of Series B Preferred Stock (“VWAP Required Conversion”). Additionally, on and after the date on which the Corporation receives at least $2.25 million in revenues in any single financial quarter, the Corporation has the right, but not the obligation, to require and cause 50% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock using the then current Conversion Price without the approval of any holder of Series B Preferred Stock (the “Revenue Required Conversion” and collectively with the VWAP Required Conversion, the “Required Conversions”). If the criteria for both Required Conversions are met, the Corporation may exercise its rights to require either or both Required Conversion and if the Corporation exercises its rights to require both Required Conversions, 100% of the shares of the Series B Preferred Stock will be converted into Common Stock. The conversions effected under this Section 6 will be implemented in accordance with the provisions of Section 8, including the Beneficial Ownership Limitations set forth therein.

7. Voting Rights.

(a) For so long as any shares of the Series B Preferred Stock remain issued and outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to the right to vote in respect of all matters concerning the Common Stock in an amount equal to the number of shares of Common Stock underlying a share of Series B Preferred Stock on an as-converted basis on the record date for such vote; provided, however, the Series B Preferred Stock shall not be entitled to any additional votes resulting from a decrease in the Conversion Price caused by the application of Section 9(b). The Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series B Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

(b) As long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect: (i) amend the Corporation’s Certificate of Incorporation or Bylaws so as to adversely alter the rights, preferences, privileges or powers of the Series B Preferred Stock; (ii) create any new class or series of shares pari passu or senior to the Series B Preferred Stock or increase or decrease the number of authorized shares, or change the par value, of Common Stock or Preferred Stock; (iii) pay or declare any dividend on Common Stock or junior securities of the Corporation, or incur Indebtedness in any single transaction in excess of $1 million; or (iv) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock (other than (x) the repurchase of shares of Common Stock pursuant to a written benefit plan or employment or consulting agreement, or (y) the repurchase of any equity securities in connection with the Corporation’s right of first offer with respect to those securities contained in any written agreement with the Corporation).

8. Conversion.

(a) Each share of Series B Preferred Stock shall be convertible, at any time after the date of issuance, at the option of the holder thereof (or, upon a Required Conversion, at the option of the Corporation), into that number of shares of Common Stock determined by dividing the Stated Value for such share of Series B Preferred Stock by the Conversion Price. In order for the holder of Series B Preferred Stock to convert such Series B Preferred Stock into shares of Common Stock pursuant to this Section 8, such holder will provide the Corporation with a completed duly executed form of conversion notice attached hereto as Exhibit A (a “Notice of Conversion”). The date on which the Notice of Conversion is delivered to the Corporation with respect to any share of Series B Preferred Stock shall be the conversion date (the “Conversion Date”) for such share of Series B Preferred Stock.

(b) Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a holder shall not have the right (or obligation) to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such holder (together with such holder’s affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Securities Exchange Commission (“SEC”), including any “group” of which the holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below); provided, however, that, to the extent that a Series B Preferred Stock holder’s right to convert would result in such holder exceeding the Beneficial Ownership Limitation, then such holder shall not be entitled to convert its Series B Preferred Stock to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such conversion to such extent) and the portion of such conversion shall be held in abeyance for the benefit of such holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation. To the extent that any Series B preferred Stock has not been partially or completely converted at the time of such conversion, such portion of the conversion shall be held in abeyance for the benefit of the holder of such Series B Preferred Stock until such holders have converted such Series B Preferred Stock. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such holder or any of its affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the SEC. For purposes of this Section 8(b) in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with SEC, as the case maybe, (B) a more recent public announcement by the Corporation that is filed with the SEC, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall be 4.99% (or 9.99% if specified by the holder) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion. The Corporation shall be entitled to rely on representations made to it by the holder in any Notice of Conversion regarding its Beneficial Ownership Limitation.

(c) Mechanics of Conversion.

(i) Not later than three (3) Trading Days after the applicable Conversion Date , or if the holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder a book entry statement from the Corporation’s transfer agent (or if requested by the holder, a physical certificate or certificates) representing the number of shares (the “Conversion Shares”) being acquired upon the conversion of shares of Series B Preferred Stock If in the case of any Notice of Conversion such statement is not, or if applicable, such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such statement or certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Series B Preferred Stock certificate delivered to the Corporation and such holder shall promptly return to the Corporation any Common Stock any certificates representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.

(iii) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv) The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(v) Upon each Conversion Date, (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

9. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and, in the case of a subdivision, combination or re-classification, shall become effective immediately after the effective date of such subdivision, combination or re-classification. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series B Preferred Stock.

(b) Pro Rata Distributions. During such time as the Series B Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement, or other similar transaction) (a “Distribution”), at any time after the issuance of the Series B Preferred Stock, then, in each such case, the holder of Series B Preferred Stock shall be entitled to participate in such Distribution to the same extent that the holder of Series B Preferred Stock would have participated therein if the holder of Series B Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that a Series B Preferred Stock holder’s right to participate in any such Distribution would result in such holder exceeding the Beneficial Ownership Limitation, then such holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation). To the extent that any Series B preferred Stock has not been partially or completely converted at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the holder of such Series B Preferred Stock until such holders have converted such Series B Preferred Stock.

(c) Subsequent Equity Offerings. If the Corporation at any time while the Series B Preferred Stock is outstanding, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such issuances collectively, a “Dilutive Issuance”), then simultaneously with the consummation of each Dilutive Issuance, the Conversion Price shall be reduced to equal the Weighted Average Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 9(c) in respect of an Exempt Issuance. The Corporation shall notify the holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 9(c), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 9(c), upon the occurrence of any Dilutive Issuance, the Conversion Price will be adjusted to equal the Weighted Average Price. Notwithstanding anything to the contrary contained in this Section 9(c), no adjustments to the Conversion Price will be made for any Dilutive Issuance until after Stockholder Approval has been obtained. For purposes of clarity, with respect to Dilutive Issuances that occur prior to Stockholder Approval, the Conversion Price will be adjusted immediately after Stockholder Approval is obtained to reflect the lowest Weighted Average Price that would have resulted from the Dilutive Issuances if no Stockholder Approval requirement was contained in this Section 9(c).

The “Weighted Average Price” for the Series B Preferred Stock on any date of determination shall be calculated as follows:

CP2	=	CP1 * (A+B) / (A+C), where:

CP2	=	New Conversion Price

CP1	=	Conversion Price in effect immediately prior to new issue

A	=	Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock, all shares of outstanding preferred stock on an as-converted basis and all outstanding options on an as-exercised basis)

B	=	Aggregate consideration received by the Corporation with respect to the new issue divided by CP1

C	=	Number of shares of stock issued in the subject transaction

(d) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(e) Notice to Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 9, the Corporation shall promptly deliver by email to the holder a notice setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation, merger, statutory conversion, transfer, domestication, or continuance to which the Corporation or any Subsidiary is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize a Deemed Liquidation or the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each holder of Series B Preferred Stock, in writing or by electronic transmission, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange (or other applicable transaction) is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such transaction; provided that the failure to deliver such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(f) Voluntary Adjustment by Corporation. Subject to the rules and regulations of the Trading Market, the Corporation may at any time while the Series B Preferred Stock is outstanding reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors so long as not adverse to any holder of Series B Preferred Stock whose shares are being converted to Common Stock pursuant to such holder’s conversion option or a Required Conversion.

10. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

11. No Preemptive Rights. No holders of the Series B Preferred Stock will, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

12. Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designation, as each may be amended from time to time.

13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Stock set forth in this Certificate of Designation are invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of Series B Preferred Stock set forth in this Certificate of Designation which can be given effect without the invalid, unlawful, or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

15. Definitions. As used herein the following terms shall have the following meanings:

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” means [*]1, subject to adjustment as set forth herein.

“Exempt Issuance” means the issuance of (a) shares of Common Stock, options or restricted stock units to employees, officers, directors or eligible service providers of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, provided that such issuances to service providers are issued as “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended), and (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended).

“Indebtedness” means (a) all obligations of the Corporation or any Subsidiary for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its Subsidiaries, and (e) all guarantees by the Corporation or any of its Subsidiaries of any of the foregoing.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Stockholder Approval” means the approval from the stockholders of the Company of the terms of this Certificate of Designation.

“Stated Value” means for any share of Series B Preferred Stock, an amount equal to the product of (x) [*]2 multiplied by (y) the sum of 1 plus the product of (A) 0.06 multiplied by (B) a fraction equal to the number of days that such share of Series B Preferred Stock has been issued divided by 365.

1	125% of the average of the VWAPs for the 10 Trading Days prior the issuance date of such share of Series B Preferred Stock.
2	10 times the initial Conversion Price.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series B Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

{Signature page follows}

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf on this [*] day of June, 2024.

TENON MEDICAL, INC.

By:	/s/ Steven Foster
Name:	Steven Foster
Title:	Chief Executive Officer

Signature Page to Certificate of Designation, Rights, and Preferences of Series B Preferred Stock

EXHIBIT A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned holder hereby irrevocably elects to convert the number of shares of Series B Preferred Stock indicated below, represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of Tenon Medical, Inc., a Delaware corporation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations, Rights, and Preferences of Series B Preferred Stock (the “Certificate of Designation”) filed by the Corporation on [*], 2024.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned holder (together with such holder’s affiliates, and any other person or entity whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the SEC, including any “group” of which the holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such holder or any of its affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its Affiliates that are subject to a limitation on conversion of the Certificate of Designation, is no more than 4.99% (or 9.99% if specified by the holder). For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the SEC.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates: